EXHIBIT 1.7

                             TERMINATION AGREEMENT

     THIS TERMINATION AGREEMENT, dated as of June 30, 2005 is made between Spotless Plastics (USA) Inc. (the "Company"), a Delaware corporation with an office at 150 Motor Parkway, Hauppage, New York 11788, and Michael O'Reilly ("MOR"), an individual residing at 35 Tuthill Point Road, East Moriches, New York 11940 (each a Party and, collectively the "Parties").

                                   WITNESSETH:

     WHEREAS, the Parties are parties to a Letter Agreement, dated as of October 29, 1999, relating to MOR's right to sell to the Company shares of common stock, par value $.0001 per share, of Windswept Environmental Group, Inc., a Delaware corporation ("WEGI") pursuant to the terms and provisions thereof (the "Agreement");

     WHEREAS, the Parties have entered into certain agreements with WEGI and Laurus Master Fund, Ltd., a Cayman Islands company ("Laurus"), dated the date hereof (the Laurus Agreements"), pursuant to which, among other things, Michael O'Reilly has agreed to purchase a portion of the shares of common stock of WEGI owned by the Company; and

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, intending to be legally bound hereby, the Parties agree as follows:

Section 1.  Termination of the Agreement.
            -----------------------------

            Effective as of the date hereof, the Agreement shall be terminated in its entirety and shall be of no further force or effect.

Section 2.  Further Assurances.
            -------------------

            Each Party shall cooperate with, and take such action as may be reasonably requested by, another Party in order to carry out the provisions and purposes of this Termination Agreement, generally, and the transactions contemplated hereunder.

Section 3.  Miscellaneous.
            --------------

            (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of or interpretation of this Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. The rights and obligations contained in this Agreement are solely for the benefit

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of  the  parties  hereto  and  are  not intended to benefit of or be enforceable by any other party, under the third party beneficiary doctrine of or otherwise. This Termination Agreement may not be modified or amended or any term or provision hereof waived or discharged, except in writing signed by the party against whom such modification, waiver or discharge is sought to be enforced.

           (b) This Agreement shall be construed and the obligations of the parties hereunder shall be determined in accordance with the laws of the State of New York without reference to any conflicts of law provisions (except for N.Y. GEN. OBLIG. LAW ss. 5-1401 and ss. 5-1402). Each party hereto irrevocably and unconditionally consents to the jurisdiction of the courts of the United States and of the state of New York located in the County and State of New York in any action to enforce, interpret or construe any provision of this Agreement."

            IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first set forth above.


                                            /s/ Michael O'Reilly
                                      --------------------------------
                                      MICHAEL O'REILLY


                                      SPOTLESS PLASTICS (USA) INC.


                                      By:      /s/ Charles L. Kelly, Jr.
                                            ------------------------------
                                      Name:  Charles L. Kelly, Jr.
                                      Title: Senior Vice President of Operations